                                                                Exhibit 10.11(a)



                               AMENDED AND RESTATED

                                   GOLDEN EAGLE

                                 EARN-IN AGREEMENT

                                      between

                         SANTA FE PACIFIC GOLD CORPORATION

                                        and

                               HECLA MINING COMPANY

                                 TABLE OF CONTENTS


  ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .    2

  ARTICLE II - REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . .    3
       2.1  Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       2.2  Hecla's Representations . . . . . . . . . . . . . . . . . . . .    4
       2.3 Santa Fe's Representations and Warranties  . . . . . . . . . . .    7
       2.4  Materiality of Representations  . . . . . . . . . . . . . . . .    8

  ARTICLE III - TERM OF EARN-IN AGREEMENT . . . . . . . . . . . . . . . . .    8

  ARTICLE IV - RELATIONSHIP OF THE PARTIES  . . . . . . . . . . . . . . . .    8
       4.1  No Partnership  . . . . . . . . . . . . . . . . . . . . . . . .    8
       4.2  Federal Tax Elections and Allocations . . . . . . . . . . . . .    9
       4.3  State Income Tax  . . . . . . . . . . . . . . . . . . . . . . .    9
       4.4  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       4.5  Other Business Opportunities  . . . . . . . . . . . . . . . . .    9
       4.6  Waiver of Right to Partition  . . . . . . . . . . . . . . . . .   10
       4.7  Transfer or Termination of Rights to Properties . . . . . . . .   10
       4.8  Implied Covenants . . . . . . . . . . . . . . . . . . . . . . .   10
       4.9  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

  ARTICLE V - INITIAL CONTRIBUTION  . . . . . . . . . . . . . . . . . . . .   10
       5.1  Initial   Payment  and   Contributions;  Earn-in  Expenditures;
            Feasibility Study . . . . . . . . . . . . . . . . . . . . . . .   10
       5.2  Reasonable Earn-in Expenditures . . . . . . . . . . . . . . . .   11
       5.3  Identification  of  Earn-in Expenditures  Upon  Presentation of
            Feasibility Study . . . . . . . . . . . . . . . . . . . . . . .   11
       5.4   Addition of Mineral Properties to Operating Agreement  . . . .   12

  ARTICLE VI - MANAGEMENT COMMITTEE . . . . . . . . . . . . . . . . . . . .   12
       6.1  Organization and Composition  . . . . . . . . . . . . . . . . .   12
       6.2  Decisions . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       6.3  Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

  ARTICLE VII - PROGRAMS AND BUDGETS  . . . . . . . . . . . . . . . . . . .   13
       7.1  Preparation, Presentation and Content of Programs and Budgets .   13
            (a)  Content of Programs  . . . . . . . . . . . . . . . . . . .   13
            (b)  Content of Budgets . . . . . . . . . . . . . . . . . . . .   13
       7.2  Submittal and  Approval of  Proposed or  Modified Programs  and
            Budgets . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

  ARTICLE VIII - MAINTENANCE AND ABANDONMENT OF MINERAL PROPERTIES  . . . .   14
       8.1  Maintenance of Mineral Properties and Underlying Agreements . .   14
       8.2  Assessment Work or Fees . . . . . . . . . . . . . . . . . . . .   14
       8.3  Abandonment of Mineral Properties . . . . . . . . . . . . . . .   15

  ARTICLE IX - AREA OF INTEREST . . . . . . . . . . . . . . . . . . . . . .   15

       9.1  Proposed Acquisition of Mineral Properties  . . . . . . . . . .   15
       9.2  Election to Acquire Mineral Properties  . . . . . . . . . . . .   16
       9.3  Excluded Acquisition  . . . . . . . . . . . . . . . . . . . . .   16
       9.4  Area of Interest Properties Owned or Controlled by Hecla  . . .   16

  ARTICLE X - WITHDRAWAL AND TERMINATION  . . . . . . . . . . . . . . . . .   19
       10.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       10.2 Santa Fe's Election to Withdraw and Terminate . . . . . . . . .   19
       10.3 Termination Upon   Contribution  of Mineral  Properties to  the
            Operating Agreement . . . . . . . . . . . . . . . . . . . . . .   19
       10.4 Failure to Provide Feasibility Study  . . . . . . . . . . . . .   20
       10.5 Removal of Property . . . . . . . . . . . . . . . . . . . . . .   20

  ARTICLE XI - OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . .   20
       11.1 Parameters for Santa Fe's Earn-in Activities  . . . . . . . . .   20
       11.2 Surface and Surface Facilities  . . . . . . . . . . . . . . . .   21
       11.3 Compliance With Laws and Agreements . . . . . . . . . . . . . .   22
       11.4 Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       11.5 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

  ARTICLE XII - RECLAMATION . . . . . . . . . . . . . . . . . . . . . . . .   24

  ARTICLE XIII - REPORTING, INSPECTION AND AUDIT  . . . . . . . . . . . . .   26

  ARTICLE XIV - MEMORANDUM  . . . . . . . . . . . . . . . . . . . . . . . .   27

  ARTICLE XV - DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . .   27

  ARTICLE XVI - CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . .   28
       16.1 General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
       16.2 Exceptions  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
       16.3 Press Releases  . . . . . . . . . . . . . . . . . . . . . . . .   29
       16.4 Duration of Confidentiality . . . . . . . . . . . . . . . . . .   29

  ARTICLE XVII - TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
       17.1 Reimbursement for Taxes . . . . . . . . . . . . . . . . . . . .   29
       17.2 Provisions Concerning Taxation  . . . . . . . . . . . . . . . .   29

  ARTICLE XVIII - COOPERATION . . . . . . . . . . . . . . . . . . . . . . .   30

  ARTICLE XIX - GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . .   30
       19.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
       19.2 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
       19.3 Modification  . . . . . . . . . . . . . . . . . . . . . . . . .   31
       19.4 Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . .   31
       19.5 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .   32
       19.6 Rule Against Perpetuities . . . . . . . . . . . . . . . . . . .   32
       19.7 Further Assurances  . . . . . . . . . . . . . . . . . . . . . .   33
       19.8 Entire Agreement; Amendments; Successors and Assigns  . . . . .   33

       19.9 Severability  . . . . . . . . . . . . . . . . . . . . . . . . .   33
       19.10Paragraph Headings  . . . . . . . . . . . . . . . . . . . . . .   33


                                     EXHIBITS

  EXHIBIT A:          PROPERTIES TO BE CONTRIBUTED BY HECLA

  EXHIBIT B:          TAX MATTERS

  EXHIBIT C:          AREA OF INTEREST

  EXHIBIT D:          EXPENDITURE SCHEDULE

  EXHIBIT E:          SPECIAL WARRANTY DEED

  EXHIBIT F:          OPERATING AGREEMENT

                AMENDED AND RESTATED GOLDEN EAGLE EARN-IN AGREEMENT


       This Amended and Restated Earn-in Agreement is made as of September, 6, 1996 between SANTA FE PACIFIC GOLD CORPORATION, a Delaware corporation ("Santa Fe"), and HECLA MINING COMPANY, a Delaware corporation ("Hecla").


                                     RECITALS

       A.   Hecla  owns or  controls  certain lands  in  Ferry County,  State of
  Washington, as described in Exhibit A Part 1 and defined as "Hecla's Properties" in Section 1.8. Hecla also owns and controls certain lands as described in Exhibit A Part 2 and defined as the "Joint Properties" in
  Section 1.9. Hecla desires to contribute Hecla's Properties to the purposes of this Earn-in Agreement.

       B. Santa Fe desires to immediately acquire an undivided 75% interest in the Joint Properties described in Exhibit A Part 2, and to acquire the right to receive conveyance of an undivided 75% interest in Hecla's Properties, for which Santa Fe shall make payment of $2,500,000 to Hecla.

       C. Santa Fe further desires to make certain expenditures on or for the benefit of the Mineral Properties as may be reasonable or necessary to enable Santa Fe to provide Hecla with a Feasibility Study.

       D. Santa Fe and Hecla desire to enter into the Operating Agreement attached hereto as Exhibit F, on the terms and conditions hereinafter set forth.

       In consideration of the promises set forth below, Hecla and Santa Fe agree to the provisions of this Earn-in Agreement.

                                     ARTICLE I

                                    DEFINITIONS

            1.1 "Affiliate" means any person, partner, partnership, joint venture, limited liability company, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with Santa Fe or Hecla. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

            1.2 "Area of Interest" means the area described in Exhibit C. The Joint Properties shall not be deemed to be subject to this Earn-in Agreement or part of the Area of Interest for purposes of this Earn-in Agreement.

                      1.3 "Earn-in Activities" means all activities on or for the benefit of the Mineral Properties giving rise to Earn-in Expenditures.

            1.4 "Earn-in Agreement" means this Amended and Restated Golden Eagle Earn-in Agreement.

            1.5 "Earn-in Expenditures" means those expenditures on or for the benefit of the Mineral Properties as defined in Exhibit D or as specified in the terms of this Earn-in Agreement.

            1.6 "Effective Date" means the effective date of this Earn-in Agreement, September 6, 1996.

            1.7 "Feasibility Study" means a study of the feasibility of developing and operating a mine on the Mineral Properties, or the Mineral Properties and Joint Properties, as the case may be, including an analysis of economic, engineering, environmental, regulatory and other considerations, and containing the level of detail customary in the industry for a bankable feasibility study which may, if necessary, be presented to financial institutions for the purpose of seeking and ultimately obtaining financing for the development of a mine.

            1.8  "Hecla's  Properties"  means  those  properties  described   in
  Exhibit A  Part 1.

            1.9 "Joint Properties" means those properties described in Exhibit A Part 2, in which Santa Fe shall immediately acquire an undivided 75% interest from Hecla upon payment of $2,500,000 to Hecla hereunder.

            1.10 "Mineral Properties" means Hecla's Properties and any other interests in real property within the Area of Interest which are made subject to the terms of this Earn-in Agreement after the Effective Date. The Joint Properties are not Mineral Properties for purposes of this Earn-in Agreement.

            1.11 "Operating Agreement" means that agreement, attached to this Earn-in Agreement as Exhibit F, which is to be entered into immediately between Santa Fe and Hecla for purposes of operating the Joint Properties, and to which the Mineral Properties may be added upon Santa Fe's fulfillment of the requirements set out in Article V of this Earn-in Agreement.

             1.12     "Parties" means Hecla and Santa Fe.

             1.13 "Term" means the term of this Earn-in Agreement as defined in Article III.


                                    ARTICLE II

                                  REPRESENTATIONS

            2.1  CAPACITY.  Each of the Parties represents as follows:

                 (a) that it is a corporation duly incorporated and in good standing in its state or jurisdiction of incorporation and that it is qualified to do business and is in good standing in those states or jurisdictions where necessary in order to carry out the purposes of this Earn-in Agreement;

                 (b) that it has the capacity to enter into and perform this Earn-in Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Earn-in Agreement have been properly taken;

                 (c)  that  it   will  not   breach  any   other  agreement   or
       arrangement by entering into or performing this Earn-in Agreement; and

                 (d) that this Earn-in Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

            2.2 HECLA'S REPRESENTATIONS AND WARRANTIES. Hecla represents and warrants that to the best of its information, knowledge and belief, with respect to Hecla's Properties and the Joint Properties:

                 (a)  Hecla is in exclusive possession of such properties;

                 (b) Subject to the paramount title of the United States, (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work has been performed, or fee payments in lieu thereof made, as required to hold the unpatented mining claims through the assessment year ending August 31, 1995; (v) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of defects, liens or encumbrances arising by, through or under Hecla except for those found of public record or identified on Exhibit A hereto; (vii) there are no conflicting claims; and (viii) there are no pending or threatened actions, suits or proceedings involving the mining claims.

                 (c) Hecla's Properties and the Joint Properties are free and clear of all defects, liens and encumbrances except for those found of public record or identified on Exhibit A hereto and except for those which would not have a material adverse effect on the usage contemplated herein;

                 (d)  there  is   no   judgment   outstanding   or   litigation,
       proceeding or governmental investigation pending or threatened against Hecla, its Affiliates, Hecla's Properties or the Joint Properties, which would have a materially adverse effect on the title or interest of Hecla in or to Hecla's Properties and the Joint Properties or Hecla's power or right to sell, convey, transfer or assign the mineral estate in such properties, nor has Hecla received any communication asserting or threatening any adverse claim to any part of such properties other than as specified herein;

                 (e) Hecla has made available to Santa Fe all information and data regarding the existence of minerals within Hecla's Properties and the Joint Properties, and all information concerning record, possessory, legal or equitable title to such properties which is within Hecla's knowledge, possession or control;

                 (f) Hecla has fully informed and disclosed to Santa Fe (i) the occurrence of, and circumstances surrounding, any release, spill, discharge, leak, emission, escape, dumping or any material release of any kind of any toxic or hazardous substances as defined under any local, state or federal regulation, laws or statutes, from, on, in or under Hecla's Properties and the Joint Properties or into any environment surrounding such properties, except for those releases permissible under such regulations, laws or statutes; (ii) any storage or disposal of toxic or hazardous substances or toxic or hazardous wastes on, at or related to such properties; and (iii) all pending or threatened litigation or enforcement proceedings relating to such properties or to Hecla's operations conducted at any time within the Area of Interest.

                 (g)  Hecla  is in compliance in all  material respects with all federal, state and local laws, rules and regulations relating to or affecting Hecla's Properties and the Joint Properties, and has obtained, maintained in full force and effect, and operated in substantial compliance with all authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or regulatory body relating to or affecting such properties except as disclosed in this Earn-in Agreement; and operations of Hecla and its agents or contractors on, at, or related to such properties have not resulted in any substantial violations of federal, state or local laws, rules, regulations, ordinances or orders which would have a material adverse effect on the usage contemplated herein;

                 (h) Other than as specified in Exhibit A, there are no existing mineral production or other royalties of any kind which are payable with respect to Hecla's Properties or the Joint Properties or mineral substances mined therefrom;

                 (i) neither Hecla nor any of its Affiliates is a party to or has any knowledge of any existing oral or written agreement of any kind which does or could have a material adverse impact on record or possessory title to the mineral estate on Hecla's Properties, the Joint Properties, and/or the exploration, development or mining of same;

                 (j) there are no existing restrictions which would have a material adverse effect on the right to explore, develop and mine mineral substances from Hecla's Properties or the Joint Properties, excluding restrictions contained in applicable laws, statutes and regulations; and

                 (k) Hecla is unaware of any material facts or circumstances which have not been disclosed to Santa Fe, which should be disclosed to Santa Fe in order to prevent the representations in this Section 2.2 from being misleading.

            2.3 SANTA FE'S REPRESENTATIONS AND WARRANTIES. Santa Fe represents and warrants that to the best of its information, knowledge and belief, with respect to Santa Fe's activities on Hecla's Properties and the Joint Properties prior to entry into this Earn-in Agreement, Santa Fe has been and remains in compliance in all material respects with all federal, state and local laws, rules and regulations relating to or affecting its activities, and activities of Santa Fe and its agents or contractors on, at, or related to such properties have not resulted in any substantial violations of federal, state or local laws, rules, regulations, ordinances or orders which would have a material adverse effect on the usage contemplated herein.

            2.4  MATERIALITY  OF  REPRESENTATIONS.     All  representations  and
  warranties made in this Article II are material to this Earn-in Agreement and the Parties' intent in entering into it.


                                    ARTICLE III

                             TERM OF EARN-IN AGREEMENT

       The Term of this Earn-in Agreement shall commence as of the Effective Date and shall terminate in accordance with Section 5.1(c) and 10.3, unless the Earn-in Agreement is terminated earlier pursuant to Article X or extended by amendment upon the Parties' mutual written agreement.


                                    ARTICLE IV

                            RELATIONSHIP OF THE PARTIES

            4.1 NO PARTNERSHIP. Nothing contained in this Earn-in Agreement shall be deemed to constitute any Party the partner of another, nor, except as otherwise herein expressly provided, to constitute any Party the agent or legal representative of another, nor to create any fiduciary relationship between or among them. It is not the intention of the Parties to create, nor shall this Earn-in Agreement be construed to create, any mining, commercial or other partnership other than the tax partnership referenced in Section
  4.2.    No  Party  shall have  any  authority  to act  for  or  to assume  any obligation or responsibility on behalf of any other Party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Parties that their ownership of assets and the rights acquired hereunder shall be as tenants in common. Each Party shall indemnify, defend and hold harmless each other Party, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities (including litigation costs and attorneys' fees) arising out of any act or any assumption of liability by the indemnifying Party, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of any other Party, except pursuant to the authority expressly granted herein or as otherwise agreed in writing among the Parties.

            4.2  FEDERAL TAX  ELECTIONS AND ALLOCATIONS.   Without changing  the
  effect of Section 4.1, the Parties agree that their relationship pursuant to this Earn-in Agreement shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. Tax elections and allocations shall be made as set forth in Exhibit B to this Earn-in Agreement, which is attached hereto and made a part hereof. The tax partnership shall not survive the Term of this Earn-in Agreement and shall continue only if unanimously agreed by the Parties to the Operating Agreement.

            4.3 STATE INCOME TAX. The Parties also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

            4.4 TAX RETURNS. The Tax Matters Partner, as defined in Exhibit B to this Earn-In Agreement, shall prepare and file any tax returns or other tax forms required.

            4.5 OTHER BUSINESS OPPORTUNITIES. Except as expressly provided in this Earn-in Agreement, each Party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the operations under this Earn-in Agreement, without consulting any other Party. The doctrines of "corporate opportunity" or

  "business opportunity" shall not be applied to any other activity, venture, or operation of any Party, and, except as otherwise provided in this Earn-in Agreement, no Party shall have any obligation to any other with respect to any opportunity to acquire any property at any time.

            4.6  WAIVER OF RIGHT  TO PARTITION.   The Parties  hereby waive  and
  release all rights of partition, or of sale in lieu thereof, or other division of assets, including any such rights provided by statute.

            4.7 TRANSFER OR TERMINATION OF RIGHTS TO PROPERTIES. Except as otherwise provided in this Earn-in Agreement, no Party shall transfer all or any part of its interest in the Mineral Properties or this Earn-in Agreement or otherwise permit or cause such interests to terminate.

            4.8  IMPLIED COVENANTS.   There are  no implied covenants  contained
  in this Earn-in Agreement other than those of good faith and fair dealing.

            4.9  EMPLOYEES.   Employees  of the respective  Parties are  not and
  shall not be employees of the other Parties or of any venture which may be comprised of the Parties.


                                     ARTICLE V

                               INITIAL CONTRIBUTION

            5.1  INITIAL   PAYMENT  AND   CONTRIBUTIONS;  EARN-IN  EXPENDITURES;
  FEASIBILITY STUDY.

                 (a) Upon execution of this Earn-in Agreement, Santa Fe shall make a nonrefundable payment of $2,500,000 to Hecla in exchange for immediate conveyance of a 75% undivided interest in the Joint Properties by special warranty deed (attached as Exhibit E) from Hecla, and the right to receive a good and sufficient deed of an undivided 75% interest in Hecla's Properties within 10 days of Santa Fe notifying Hecla (in writing) of its desire to receive such conveyance; Hecla hereby grants Santa Fe the right to such conveyance covering all or any part of Hecla's Properties at Santa Fe's sole election, without further exchange of consideration, which election may be made, if at all, at any time during the term of this Earn-in Agreement.

                 (b) Hecla has contributed Hecla's Properties for the purposes of this Earn-in Agreement, and Hecla need not make further contribution during the term of this Earn-in Agreement.

                 (c) Subject to Santa Fe's rights under Section 10.2 of this Earn-in Agreement, Santa Fe shall contribute such Earn-in Expenditures as may, in its sole discretion, be reasonable or necessary in order to provide Hecla with a Feasibility Study. Santa Fe must provide the Feasibility Study to Hecla, if at all, on or before the sixth anniversary of the Effective Date, subject to Santa Fe's right to withdraw under Section 10.2. At Santa Fe's sole election, the Feasibility Study may cover any part of the Mineral Properties, or the Joint Properties in addition to any part of the Mineral Properties.

            5.2 REASONABLE EARN-IN EXPENDITURES. Subject to the terms of Exhibit D, Santa Fe shall determine the manner, places and means by which it conducts Earn-in Activities and makes Earn-in Expenditures on or for the benefit of the Mineral Properties. Such Earn-in Activities shall be conducted reasonably in accordance with mining industry standards in the United States.

            5.3 IDENTIFICATION OF EARN-IN EXPENDITURES UPON PRESENTATION OF FEASIBILITY STUDY. Within thirty (30) days after presenting Hecla with a Feasibility Study, Santa Fe shall identify the amount of Earn-in Expenditures expended since the effective date and shall provide sufficient detail and supporting documentation to permit Hecla to review and reasonably verify the Earn-in Expenditures.

            5.4 ADDITION OF MINERAL PROPERTIES TO OPERATING AGREEMENT. Within forty-five (45) days after Santa Fe provides Hecla with a Feasibility Study, Hecla shall execute, acknowledge and deliver to Santa Fe a good and sufficient deed of an undivided 75% interest in Hecla's Properties, and in any additional Mineral Properties for which Santa Fe has made an election pursuant to Section 9.4, to the extent not previously conveyed to Santa Fe; such conveyance shall be made without any further exchange of consideration. Thereupon, the Mineral Properties, including Hecla's Properties, shall be jointly contributed by the parties to the purposes of the Operating Agreement.


                                    ARTICLE VI

                               MANAGEMENT COMMITTEE

            6.1 ORGANIZATION AND COMPOSITION. Santa Fe and Hecla hereby establish a Management Committee to determine overall policies, objectives, procedures, methods, actions and budgets under this Earn-in Agreement. The Management Committee shall consist of two members appointed by Santa Fe and two members appointed by Hecla. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participant prior to the meeting at which the member is to act.

            6.2  DECISIONS.    Each   of  the  Parties,  acting   through  their
  appointed members, shall have one vote on the Management Committee. If a matter for decision does not receive the approval of both Parties, and does not require unanimous approval pursuant to this Earn-in Agreement, then the decision shall be made by Santa Fe.

            6.3 MEETINGS. Unless agreed otherwise by the Parties, the Management Committee shall hold quarterly meetings at a place within the continental United States to be designated by Santa Fe, or at other mutually agreed locations. Santa Fe shall give thirty (30) days notice to Hecla of such meetings.


                                    ARTICLE VII

                               PROGRAMS AND BUDGETS

            7.1 PREPARATION, PRESENTATION AND CONTENT OF PROGRAMS AND BUDGETS. Santa Fe and Hecla agree as follows:

                 (a) CONTENT OF PROGRAMS. Proposed programs and budgets shall be prepared for proposal to the Management Committee by Santa Fe. Each program shall be accompanied by and include a corresponding budget of Earn-in Expenditures and shall designate the location on or off the Mineral Properties where the Earn-in Activities are to be performed, shall describe work to be performed as Earn-in Activities, and shall state the estimated period of time required to perform the work.

                 (b) CONTENT OF BUDGETS. Each budget shall be prepared in reasonable detail, including, but not limited to, type of Earn-in
       Activities to be conducted (such as drilling, blasting, assaying, modeling, engineering, geophysics, geochemistry, hydrology, metallurgy, metallurgical or environmental test work or other test work, permitting, regulatory compliance, preparation of a Feasibility Study, etc.), time frame within which the work shall be performed maps reflecting location(s) of Earn-in Activities to be conducted on the Mineral Properties (or identifications of where Earn-in Activities will be conducted off-site and, to the extent known at the time the budget is prepared, an indication of who will be conducting such off-site activities), and estimated cost(s) of each type of work included in the Earn-in Activities.

                 7.2 SUBMITTAL AND APPROVAL OF PROPOSED OR MODIFIED PROGRAMS AND BUDGETS. Within ten (10) working days after Santa Fe submits a proposed or modified Program and Budget to Hecla, the Management Committee shall meet to consider it. In the event Santa Fe and Hecla are unable to reach agreement to approve a proposed or modified Program and Budget, Santa Fe's Program and Budget shall prevail provided it meets the terms and conditions specified in this Earn-in Agreement.


                                   ARTICLE VIII

                 MAINTENANCE AND ABANDONMENT OF MINERAL PROPERTIES

            8.1 MAINTENANCE OF MINERAL PROPERTIES AND UNDERLYING AGREEMENTS. Santa Fe shall take all steps necessary to maintain the Mineral Properties (and underlying agreements relating thereto) in good standing during the Term of this Earn-in Agreement. All costs and expenses incurred by Santa Fe under this Section 8.1 shall qualify as Earn-in Expenditures.

            8.2 ASSESSMENT WORK OR FEES. Santa Fe shall conduct all required annual assessment work and pay any and all fees on or for the unpatented mining claims included in the Mineral Properties for the annual assessment year beginning September 1, 1995. Thereafter, during the term of this Earn-in Agreement, Santa Fe shall perform any annual assessment work required to maintain such claims for any assessment year in which this Earn-in Agreement has not expired or been terminated prior to ninety (90) days before the end of such assessment year, and will make annual fee payments required to maintain unpatented mining claims for any assessment year in which this Earn-in Agreement has not expired or been terminated thirty (30) days prior to the fee payment due date. Santa Fe shall timely record, file and furnish to Hecla affidavits of such performance and evidence of fee payment. Santa Fe shall not be liable on account of holdings by any court or governmental agency that the effects of any work elected and performed in good faith by Santa Fe are insufficient to constitute annual assessment work for purposes of preserving title to such claims, provided that the work so done is of the kind generally accepted as assessment work in the mining industry in the United States and provided that Santa Fe expended a total amount sufficient to meet any minimum requirements during the required period of time with respect to all such unpatented claims.

            8.3 ABANDONMENT OF MINERAL PROPERTIES. Subject to Santa Fe's right, at its sole election, to receive conveyance of Hecla's Properties pursuant to the terms of Section 5.1, or to receive conveyance of excluded lands pursuant to the terms of Section 9.4, if either party desires to abandon, release or surrender its rights to a part of the Mineral Properties at any time, it shall notify the other Party and offer to assign to the Other Party the part of those Properties it intends to abandon, release or surrender.


                                    ARTICLE IX

                                 AREA OF INTEREST

            9.1 PROPOSED ACQUISITION OF MINERAL PROPERTIES. If during the Term of this Earn-in Agreement Santa Fe or Hecla or an Affiliate of either should acquire any interest in real property in the Area of Interest, it shall notify the other Party (referred to in this Article IX as "Other Party") within ten (10) days after the acquisition and shall include in the notice a description of the interest in real property and a statement of the total acquisition cost and any committed work expenditures. The Other Party shall have a period of thirty (30) days from receipt of such notice within which to elect to subject the interest in real property to this Earn-in Agreement.

            9.2 ELECTION TO ACQUIRE MINERAL PROPERTIES. If Hecla is the Other Party and elects to include the interest in real property acquired by Santa Fe in this Earn-in Agreement, the total acquisition cost shall be deemed Earn-in Expenditures expended by Santa Fe, and Santa Fe shall assign to Hecla an undivided 25% interest in and to the acquired interest in real property by executing, acknowledging, and delivering a good and sufficient deed or assignment, whereupon the interest in real property shall become a part of the Mineral Properties subject to this Earn-in Agreement. If Santa Fe is the Other Party and elects to include the interest in real property acquired by Hecla in this Earn-in Agreement, Santa Fe shall pay Hecla 100% of its total acquisition cost, which shall be deemed Earn-in Expenditures expended by Santa Fe, and Hecla shall assign an undivided 75% interest to Santa Fe in the above-described manner, whereupon the interest in real property shall become a part of the Mineral Properties subject to this Earn-in Agreement.

            9.3 EXCLUDED ACQUISITION. If the Other Party elects not to subject the real property or interest in real property to this Earn-in Agreement during the thirty (30) day period referenced in Section 9.1, the acquiring party shall hold it free and clear of this Earn-in Agreement, and it will not be a part of the Mineral Properties or the Area of Interest.

            9.4  AREA OF INTEREST PROPERTIES OWNED OR CONTROLLED BY HECLA.

                 (a)  Certain lands that  are currently owned and  controlled by
       Hecla within the Area of Interest are excluded from Hecla's Properties for the purposes of this Earn-in Agreement. The excluded lands are identified on Exhibits A and C. Santa Fe may, at its sole election and without further exchange of consideration, subject the excluded lands, or any part or parts thereof, to this Earn-in Agreement by providing written notice(s) of its election to Hecla. Such notice(s) shall specify the excluded lands, or parts thereof, for which the election is made. Effective upon receipt of Santa Fe's notice, the properties specified in such notice shall become a part of the Mineral Properties, but Santa Fe shall have no vested ownership interest in such lands until such time as it may, at its sole option and without further exchange of consideration, request delivery of a good and sufficient deed or assignment of an undivided 75% interest in the formerly excluded lands for which an election has previously been made. Within thirty
       (30) days of exercising its option to receive a conveyance of any part of the formerly excluded lands, Hecla shall execute, acknowledge and deliver a good and sufficient deed or assignment of an undivided 75% interest in such lands to Santa Fe.

                 (b)  Santa Fe's election(s)  to subject excluded lands  to this
       Earn-in Agreement under this Section 9.4 may be made at any time commencing with the Effective Date and continuing through the earlier of one year after Hecla hereafter notifies Santa Fe in writing that all of the excluded lands (which remain excluded as of the time of the notice) have become unencumbered by permitting or bonding requirements or environmental or  reclamation obligations  owing to any  local, state  or federal agency and are no longer the subject of any existing or threatened governmental investigation or enforcement proceeding or public or private litigation, or the date conveyance becomes required pursuant to Section 5.4. Upon the expiration of such election period, Hecla may, subject to the offer of assignment procedures described in

       Section 8.3, dispose of any portion of the excluded lands for which an election or conveyance has not been made.

                 (c) Santa Fe's option to receive a conveyance of all or part of the excluded lands which it has elected to subject to this Earn-in Agreement under this Section 9.4 shall be exercised, if at all, within six (6) years of the Effective Date.

                 (d)  Santa Fe's election  and option rights identified  in this
       Section 9.4 are not limited to a single election or option, but may be exercised from time to time on various portions of the excluded lands.

                 (e) Notwithstanding any other provision of this Earn-in Agreement, all fixtures and facilities located on the surface of either Hecla's Properties or the excluded lands are and shall remain the sole and separate property of Hecla, and no election by Santa Fe respecting Hecla's Properties or the excluded lands shall create any current or future property right in Santa Fe to such fixtures and facilities; provided, however, Santa Fe may include in any election under this Section such mineral-bearing materials located at or in Hecla's surface facilities as Santa Fe may specify in making the election. Santa Fe agrees to cooperate with Hecla to ensure Hecla has full access to such fixtures and facilities for any purposes including, but not limited to, the dismantling, salvaging, closure, restoration, remediation, monitoring, maintenance or sale of all or part of such fixtures and facilities.

                 (f) Notwithstanding any other provision of this Earn-in Agreement, Hecla shall have the continuing right to access those excluded lands which Santa Fe has elected to include in this Earn-in Agreement to perform such sampling, testing and reclamation activities as Hecla in its sole discretion and judgment deems necessary or convenient in order to perform its obligations pursuant to Section 11.4 of this Earn-in Agreement, and Santa Fe shall not unreasonably interfere with any of Hecla's activities associated therewith. In the event Santa Fe unreasonably prohibits Hecla's access to and activities on any parcel of excluded lands for which Santa Fe has made an election, Santa Fe shall thereby be deemed to assume all of Hecla's obligations under Section 11.4 of this Earn-in Agreement with respect to any such parcel of excluded lands.


                                     ARTICLE X

                            WITHDRAWAL AND TERMINATION

            10.1 TERMINATION. This Earn-in Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement. Withdrawal by Santa Fe in accordance with Section 10.2 shall be deemed to terminate this Earn-in Agreement.

            10.2 SANTA FE'S  ELECTION TO WITHDRAW  AND TERMINATE.   Santa Fe may
  withdraw from and terminate this Earn-in Agreement at any time and for any reason. To withdraw, Santa Fe must provide Hecla with written notice of withdrawal. The effective date of withdrawal shall be thirty (30) days after the notice of withdrawal is sent to Hecla. Upon such withdrawal, this Earn-in Agreement shall terminate, subject to any obligations arising under
  Section 11.4 or Article XII.

            10.3 TERMINATION UPON CONTRIBUTION OF MINERAL PROPERTIES TO THE OPERATING AGREEMENT. If not terminated earlier, this Earn-in Agreement shall terminate upon the parties' joint contribution of the Mineral Properties to the purposes of the Operating Agreement pursuant to Section 5.4.

            10.4 FAILURE TO PROVIDE  FEASIBILITY STUDY.  Santa Fe shall have six
  (6) years, up to and including the sixth anniversary of the Effective Date hereof, within which to provide Hecla with a Feasibility Study, or this Earn-in Agreement shall terminate, subject to any obligations arising under
  Section 11.4 or Article XII.
            10.5 REMOVAL  OF PROPERTY.   Santa Fe  shall have a  period of sixty
  (60) days following the effective date of termination or expiration of this Earn-in Agreement (unless the Mineral Properties are contributed to the Operating Agreement pursuant to Section 5.4) to remove at its sole cost and expense all or any part of equipment, machinery, fixtures, structures, or improvements placed or erected on the Mineral Properties by Santa Fe.


                                    ARTICLE XI

                                    OPERATIONS

            11.1 PARAMETERS FOR SANTA FE'S EARN-IN ACTIVITIES. During the Term of this Earn-in Agreement, Santa Fe shall have reasonable control, discretion and the right to conduct, in accordance with United States mining industry standards, any and all Earn-in Activities for which Earn-in Expenditures may be incurred under Exhibit D, including, without limitation, mineral exploration, development, test mining and processing activities, drilling, blasting, assaying, modeling, engineering, geophysics, geochemistry, hydrology, metallurgy, metallurgical and environmental test work or other test work, process testing, permitting, regulatory compliance, evaluation, performance and preparation of a Feasibility Study, and all other activities incidental to or arising therefrom, on or for the benefit of the Mineral Properties, regardless of where such activities may be conducted. Santa Fe may recover and process a reasonable amount of ore and other material from the Mineral Properties for testing purposes and may conduct such testing on or off the Mineral Properties.

            11.2 SURFACE AND SURFACE FACILITIES.

                 (a) Santa Fe shall have the right, at its sole election and without further consideration, to use so much of the surface and any surface facilities owned or controlled by Hecla on Hecla's Properties, or on lands within the Area of Interest (other than lands excluded under Exhibit C) that are both owned or controlled by Hecla and made subject to this Earn-in Agreement. Santa Fe shall make any necessary utilities expenditures during any period when Santa Fe is using Hecla's surface facilities. Santa Fe shall have the right to make such other surface use arrangements as it deems appropriate and may request permission to use any surface facilities owned or controlled by Hecla on the excluded lands under Exhibit C; provided, however, Hecla has the right to use or dispose of any of its surface facilities (whether on Hecla's Properties or on the excluded lands) which Santa Fe has not previously elected for use (with regard to facilities on Hecla's Properties) or which Santa Fe has not previously been granted permission to use (with regard to facilities on the excluded lands) by Hecla. All costs and expenses incurred by Santa Fe relating to surface or surface facility use on or for the benefit of the Mineral Properties shall be credited as Earn-in Expenditures.

                 (b) Except on lands where Santa Fe has exercised its option to receive a conveyance pursuant to Sections 5.1(a) or 9.4, Hecla shall retain the right to manage, cut and remove the timber resources of Hecla's Properties during the entire term of this Earn-in Agreement. In the event Santa Fe desires to cut and remove any timber which may impede Santa Fe's operations hereunder, Santa Fe shall first notify Hecla and provide Hecla with a ninety (90) day period from the date of such notice to remove the timber for its own account and at its own expense. If Hecla fails to exercise its right to remove the timber within the ninety-day period from the date of notice, Santa Fe may cut and remove the timber and Hecla shall have no right to any payment for or on account of such timber removed by Santa Fe.

            11.3 COMPLIANCE WITH LAWS AND AGREEMENTS. Santa Fe's Earn-in Activities on the Mineral Properties shall be conducted in compliance with all applicable laws, statutes, regulations, underlying agreements and this Earn-in Agreement.

            11.4 INDEMNITY.  Santa  Fe shall be solely responsible for and shall indemnify, defend, and hold harmless Hecla and its directors, officers, employees, agents, attorneys, and Affiliates from and against any and all environmental and other liabilities, losses, claims, damages, costs, expenses (including without limitation any remediation or reclamation expenses, fines, penalties, judgments, litigation costs and attorney's fees), enforcement activities and causes of action to the extent and only to the extent that they arise from Santa Fe's Earn-in Activities on or for the benefit of the Mineral Properties during the Term of this Earn-in Agreement; provided, however, the amount of such indemnification, if any, shall be credited as an Earn-in Expenditure or, if arising after entry into the Operating Agreement, shall be credited to Santa Fe on the joint accounts. Hecla shall be solely responsible for, and shall indemnify, defend, and hold harmless Santa Fe and its directors, officers, employees, agents, attorneys, and Affiliates from and against, any and all environmental and other liabilities, losses, claims, demands, damages, costs, expenses (including without limitation any remediation or reclamation expenses, fines, penalties, judgments, litigation costs and attorneys' fees) enforcement activities and causes of action (whether or not pending as of the Effective Date, and including but not limited to those certain lawsuits known as Washington Wilderness, et al. v. Hecla Mining Company, Cause No.

  94 CS233-FVS, Leo Orestad, et ux., et al. v. Hecla Mining Co., Cause No. 95201356-7, and William G. Harmon v. Hecla Mining Co., Cause No. 95-2-00004-9), to the extent and only to the extent that they arise from activities conducted at any time prior to the Effective Date of this Earn-in Agreement on the Mineral Properties or on lands owned or controlled as of the Effective Date by Hecla within the Area of Interest (including the excluded lands identified on Exhibit C), regardless of whether such liability, loss, claim, demand, damage, cost, expense (including without limitation, any remediation or reclamation expenses, fine, penalty, judgment, litigation cost and attorneys' fees) enforcement actions and causes of action arises or accrues before, during or after the Term of this Earn-in Agreement. The provisions of this Section 11.4 shall survive any termination of this Earn-in Agreement and shall be enforceable in accordance with its terms.

            11.5 INSURANCE. Santa Fe shall carry and maintain at all times the following insurance:

            COVERAGE                           LIMITS

       (i)  Worker's Compensation              WC - Statutory
            ("WC") and Employers'              EL - $500,000
            Liability ("EL)
            Insurance, including
            occupational disease.

       (ii) Business automobile                $1,000,000 combined
            liability insurance,               single limit per oc-
            including all owned                currence for bodily
            and hired vehicles;                injury and property
            provided, if Santa Fe              damage.
            uses non-owned vehicles,
            it shall first obtain
            coverage for such non-
            owned vehicles as part of
            the automobile liability
               insurance policy or under
               a rider thereto.

       (iii)   Commercial general             $5,000,000 combined
               liability insurance            single limit per oc-
               including blanket con-         currence and in the
               tractual liability,            annual aggregate for
               personal injury, inde-         bodily injury, personal
  pendent contractors.               injury and property
                                              damage.

  Certificates of Insurance  shall be kept in  force by Santa Fe and  shall name
  Hecla as an additional insured. Such policies shall include Blanket Contractual Liability Endorsements, including the provision of Section 11.4 of this Earn-in Agreement.


                                    ARTICLE XII

                                    RECLAMATION

       Santa Fe shall comply with all applicable statutes, regulations, rules and orders of all governmental bodies with jurisdiction over the Mineral Properties or Santa Fe's activities on the Mineral Properties including, without limitation, those relating to health, safety, noise, environmental protection, reclamation, waste disposal and water and air quality. Should Santa Fe's Earn-in Activities cause any discharge, leakage, spillage, emission or pollution of any type upon or from the Mineral Properties or require reclamation, Santa Fe shall remediate and reclaim the Mineral Properties affected thereby to standards that meet the standards imposed by the governmental body having jurisdiction over the portion of the Mineral Properties being remediated or reclaimed. Costs and expenses of such remediation or reclamation work (1) shall be credited as Earn-in Expenditures if conducted during the term of this Earn-in Agreement, (2) shall be borne solely by Santa Fe if the work is conducted after any termination of this Earn-in Agreement to reclaim or remediate Santa Fe's Earn-in Activities, and
  (3) shall be charged to the

  Parties' joint account if the costs and expenses accrue following contribution of the Mineral Properties to the Operating Agreement pursuant to
  Section 5.4. Santa Fe shall indemnify, hold harmless and defend Hecla against all liability, loss, claim, damage, cost and expense (including without limitation any fines, penalties, judgments, litigation costs and attorneys' fees) incurred by Hecla as a result of Santa Fe's default or resulting breach of this Article.

       Upon the termination in accordance with Section 10.2 of this Earn-in Agreement , and subject to Santa Fe's indemnification rights under Section 11.4, unless the Mineral Properties are jointly contributed to the Operating Agreement pursuant to Section 5.4, Santa Fe shall surrender the Mineral Properties pursuant to Section 10.2 of this Earn-in Agreement in compliance with all permits, plans of operation, governmental laws, ordinances, rules, regulations, requirements and orders relating to or arising out of the activities of Santa Fe on the Mineral Properties including, but not limited to, those relating to the reclamation, restoration, reconditioning or conservation of lands and waters or to air and water quality which are in effect or which become effective during the term of this Earn-in Agreement. Santa Fe shall comply with all laws and regulations of the State of Washington and the United States of America as they pertain to reclamation obligations relating to or arising out of Santa Fe's activities on the surface and subsurface of the Mineral Properties.

       Prior to commencing any surface disturbing activities on Hecla's Properties, Santa Fe shall panel Hecla's Properties sufficiently for photographic orientation and shall provide Hecla with dated, pre-disturbance aerial photography at a scale not to exceed 1" to 500'. Upon completion of final reclamation on all or any part of Hecla's Properties, Santa Fe shall repeat the panelling and aerial photography procedure and submit the dated photography to Hecla with a request for Hecla's inspection. Hecla, at its election, may inspect the reclamation using both the pre-disturbance and post-reclamation photography and may provide Santa Fe with a specific request to perform any additional work reasonably required to restore or reclaim Hecla's Properties to standards equal to the standards identified in this Article XII. The costs of panelling and aerial photography shall be paid by Santa Fe and credited as Earn-in Expenditures. The cost of Hecla's inspection as provided herein shall be borne solely by Hecla.

       Nothing in this Article XII shall require or be interpreted as requiring Santa Fe to perform any reclamation or pay any part of reclamation costs associated with conditions resulting from any activities on the Mineral Properties conducted by any person or entity other than Santa Fe, its contractors, employees, Affiliates, agents and representatives, which includes, but is not necessarily limited to, all conditions existing on the Mineral Properties or within the Area of Interest prior to the Effective Date. If the Mineral Properties are jointly contributed to the Operating Agreement pursuant to Section 5.4, then the obligations of this Article XII shall thereupon terminate, and the liability of the parties for any subsequent reclamation or reclamation costs shall be determined in accordance with the provisions of the Operating Agreement. If this Earn-in Agreement is terminated pursuant to Section 10.2, then the obligations of this Article XII shall survive such termination and shall be enforceable in accordance with its terms.


                                   ARTICLE XIII

                          REPORTING, INSPECTION AND AUDIT

       Santa Fe shall keep Hecla advised of all Earn-in Activities during the term of this Earn-in Agreement by submitting to Hecla the data and information described in Exhibit F to the Operating Agreement within a reasonable time but no more than sixty (60) days after such data and information is available to Santa Fe. In addition, subject to Santa Fe's right to protect and withhold trade secrets relating to processing and recovery technology, Hecla and Hecla's employees, agents and representatives (at Hecla's sole risk and expense and subject to reasonable safety regulations) shall have the right to inspect and to audit Santa Fe's activities on and with respect to the Mineral Properties and all documents, records, accounts and other data at all reasonable times, so long as Hecla, Hecla's employees, agents and representatives do not unreasonably interfere with Earn-in Activities. The cost of any such audit shall be borne solely by Hecla.


                                    ARTICLE XIV

                                    MEMORANDUM

       Hecla and Santa Fe shall execute and record a memorandum of this Earn-in Agreement, which shall not disclose financial or other proprietary information contained herein, in a form sufficient to constitute record public notice of the rights granted by this Earn-in Agreement in the county or counties in which the Mineral Properties are situated. This Earn-in Agreement shall not be recorded.


                                    ARTICLE XV

                                      DEFAULT

       In the event of any default by either Santa Fe or Hecla in the performance of its obligations under this Earn-in Agreement ("Defaulting Party"), the non-Defaulting Party shall give to the Defaulting Party written notice specifying the default and allow thirty (30) days to cure or commence to cure and thereafter diligently pursue the correction of any such noticed defaults. If the default is not addressed as provided hereinabove, the non-Defaulting Party may declare this Earn-in Agreement terminated.

                                    ARTICLE XVI

                                  CONFIDENTIALITY

            16.1 GENERAL. The financial terms of this Earn-in Agreement and all geologic, metallurgical and other information obtained in connection with the performance of it shall be the exclusive property of the Parties and, except as provided in Section 16.2, shall not be disclosed by a Party to any third party or the public without the prior written consent of the other Party.

            16.2 EXCEPTIONS. The consent required by Section 16.1 shall not apply to a disclosure:

                 (a)  To   an  Affiliate   or   a  consultant,   contractor   or
       subcontractor that has a bona fide need to be informed;

                 (b)  To  any   third  party  to   whom  the  disclosing   Party
       contemplates a transfer of all of its interest in or to this Earn-in Agreement; or

                 (c) To a governmental agency or to the public which the disclosing Party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange on which the disclosing Party is listed.

  In any case to which this Section 16.2 is applicable, the disclosing Party shall give notice to the other Party concurrently with the making of such disclosure. As to any disclosure pursuant to Section 16.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure for a period of one (1) year after its receipt to the same extent as the Parties are obligated under this Article XVI.

            16.3 PRESS RELEASES. Santa Fe and Hecla shall consult with each other before issuing any press release or public statement on the results of Earn-in Activities on or for the benefit of the Mineral Properties. Neither Hecla nor Santa Fe or their Affiliates shall issue any press release or public statement mentioning the Mineral Properties without the other Party's prior written approval and consent, which approval and consent shall not be unreasonably withheld.

            16.4 DURATION OF CONFIDENTIALITY. The provisions of this Article XVI shall apply during the Term of this Earn-in Agreement and shall continue to apply to any Party who withdraws, who is deemed to have withdrawn, or who transfers its interest in this Earn-in Agreement, for one year following the date of such occurrence.


                                   ARTICLE XVII

                                       TAXES

            17.1 REIMBURSEMENT FOR  TAXES.    All  taxes levied  on real  estate
  associated with Hecla's Properties or any improvements on it shall be paid or reimbursed by Santa Fe to Hecla. Santa Fe shall promptly reimburse Hecla for any such taxes upon receipt from Hecla of a paid tax statement, provided that Santa Fe may contest the validity or lawfulness of any taxes by appropriate legal procedures. Any payment of taxes or tax reimbursements paid by Santa Fe shall constitute Earn-in Expenditures. Santa Fe's obligation to pay taxes will terminate if Santa Fe withdraws from this Agreement.

            17.2 PROVISIONS CONCERNING TAXATION. While this Earn-in Agreement is in effect, all matters relating to taxation other than Section 17.1 shall be governed by Article IV of this Earn-in Agreement and "Exhibit B" to this Earn-in Agreement entitled "Tax Matters," which Exhibit is incorporated herein by reference.

                                   ARTICLE XVIII

                                    COOPERATION

       Within ten (10) days after a request from a Party, each Party shall provide the other Party with access to all data and information in its possession or to which it has access relating to or affecting the Mineral Properties including, but not limited to, title documents, legal opinions, pertinent agreements, assays, samples of minerals, drill hole logs, test results, historical materials relating to exploration, development, mining, environmental matters and title, filings with governmental bodies, maps and surveys. Both Parties shall have the right to make copies thereof, each at its own expense.


                                    ARTICLE XIX

                                GENERAL PROVISIONS

            19.1 NOTICES. All notices and other required communications made pursuant to this Earn-in Agreement (referred to in this Section 19.1 as "Notices") to the Parties shall be in writing, and shall be addressed respectively as follows:

            To:  Hecla          Hecla Mining Company
                                6500 Mineral Drive
                                Coeur d'Alene, Idaho  83814-8788
                                Attn:  General Counsel

            To:  Santa Fe       Santa Fe Pacific Gold Corporation
                                6200 Uptown Blvd. NE, Suite 400
                                P. O. Box 27019
                                Albuquerque, New Mexico  87125
                                Attn:  Land Department

                                     and

                                Santa Fe Pacific Gold Corporation
                                250 South Rock Blvd., Suite 100
                                Reno, Nevada  89502

  All Notices shall be given (i) by personal delivery to the Party or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of the electronic communication, and (iii) if solely by mail, on the next business day after actual receipt. A Party may change its address by Notice to the other Party.

            19.2 WAIVER. The failure of a Party to insist on the strict performance of any provision of this Earn-in Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Earn-in Agreement or limit the Party's right thereafter to enforce any provision or exercise any right.

            19.3 MODIFICATION. No modification of this Earn-in Agreement shall be valid unless made in writing and duly executed by the Parties.

            19.4 FORCE MAJEURE. Except for any obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization, including access and occupancy rights from surface owners; curtailment or suspension of activities to the extent necessary to remedy or avoid an actual or imminent violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause similar to the foregoing. The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Party shall resume performance as soon as reasonably possible.

            Commercial frustration, commercial impracticability or the occurrence of unforeseen events rendering performance hereunder uneconomical shall not constitute an excuse of performance of any obligation imposed hereunder.

            19.5 GOVERNING LAW.   This Earn-in  Agreement shall  be governed  by
  and interpreted in accordance with the laws of the State of Washington, except for its rules pertaining to conflicts of laws.

            19.6 RULE AGAINST PERPETUITIES. Any right or option to acquire any interest in real or personal property under this Earn-in Agreement must be exercised, if at all, so as to vest such interest within twenty-one (21) years after the Effective Date.

            19.7 FURTHER ASSURANCES. Each of the Parties agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Earn-in Agreement.

            19.8 ENTIRE AGREEMENT; AMENDMENTS; SUCCESSORS AND ASSIGNS. This Earn-in Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof, and may be amended only by a written agreement executed by the Parties hereto. This Earn-in Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. Neither Hecla nor Santa Fe shall assign any interest in this Earn-in Agreement to any Party which is not an Affiliate without the written consent of the other Party, which consent shall not be unreasonably withheld.

            19.9 SEVERABILITY. In the event that a court of competent jurisdiction determines that any term, part or provision of this Earn-in Agreement is unenforceable, illegal, or in conflict with any federal, state, or local laws, the Parties intend that the court reform that term, part or provision within the limits permissible under law in a way as to approximate most closely the intent of the Parties to this Earn-in Agreement; provided that, if the court cannot make a reformation, then that term, part or provision shall be considered severed from this Earn-in Agreement. The remaining portions of this Earn-in Agreement shall not be affected and it shall be construed and enforced as if it did not contain that term, part or provision.

            19.10 PARAGRAPH HEADINGS. The paragraph and other headings of this Earn-in Agreement are inserted only for convenience and in no way define, limit or describe the scope or intent of this Earn-in Agreement or effect its terms and provisions.

            19.11    ATTORNEYS' FEES.    The  prevailing  party  in any  dispute
  arising under this Earn-in Agreement shall be entitled to an award of its reasonable attorneys' fees and costs.

       IN WITNESS WHEREOF, the parties hereto have executed this Earn-in Agreement as of the date first above written.

  Attest:                       SANTA FE PACIFIC GOLD CORPORATION


   /s/ B. E. Martin             By /s/ D. K. Hogan
  ---------------------------     ---------------------------------
  Secretary                     Its  Vice President
                                  ---------------------------------


  Attest:                       HECLA MINING COMPANY


   /s/ Michael B. White         By /s/ Arthur Brown
  ----------------------------    ----------------------------------
  Secretary                     Its    Chairman
                                  ----------------------------------

  STATE OF  NEW MEXICO          )
          -------------------
                                ) ss.
  COUNTY OF BERNALILLO          )
          -------------------

       The foregoing instrument was acknowledged before me this 25th day of September, 1996, by D. K. Hogan the Vice President of Santa Fe Pacific Gold Corporation, a Delaware corporation, on behalf of said corporation.

                            /s/ Bonnie L. Simmons
                           -----------------------------------------
                           Notary Public
                           My commission expires: September 28, 2000
                                                 -------------------


  STATE OF  IDAHO               )
           ------------------
                                ) ss.
  COUNTY OF  Kootenai           )
           ------------------

       The foregoing instrument was acknowledged before me this 6th day of September, 1996, by Arthur Brown the Chairman of Hecla Mining Company, a Delaware corporation, on behalf of said corporation.

                            /s/ Narda Lee Anthony
                           ----------------------------------------
                           Notary Public
                           My commission expires:  8-5-2000
                                                 ------------------